Exhibit 10.1

CDK GLOBAL, INC. 2014 OMNIBUS AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

CDK GLOBAL, INC. (the “Company”), pursuant to the 2014 Omnibus Award Plan (the “Plan”), hereby irrevocably grants to [NAME] (the “Participant”), on [DATE] (the “Grant Date”), a Restricted Stock Unit Award (the “Award”) of forfeitable restricted stock units of the Company (“RSUs”), each RSU representing the right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), or the cash value thereof, subject to the restrictions, terms and conditions herein.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Restricted Stock Unit Award Agreement (this “Agreement”).

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.	Terms and Conditions.
(a)	Award. Subject to the other terms and conditions contained in this Agreement and as otherwise provided in the Plan, the Company hereby grants to the Participant [NUMBER OF UNITS GRANTED] RSUs.
(b)	Vesting. Subject to the other terms and conditions contained in this Agreement, the Restricted Period with respect to the Award shall lapse on [DATE(S)], subject to the continued employment of the Participant by the Company or any Subsidiary thereof through [each] such vesting date.
(c)	Change in Control. Notwithstanding the forgoing, the Restricted Period with respect to the Award shall lapse immediately prior to the consummation of a Change in Control if the Participant is continuously employed by the Company until such time, unless, upon the Change in Control, the Award is continued, substituted or assumed (in accordance with Section 12 of the Plan) in a manner such that the securities underlying the Award following the Change in Control are traded on a “liquid market” (i.e., the Nasdaq Global Market, the New York Stock Exchange or a comparable international market in which the Participant is able to readily and without administrative complexity sell shares underlying the Award, as reasonably determined by the Board).

(d)	Settlement. As soon as practicable after the date on which the Restricted Period lapses with respect to any RSUs, and in no event later than 30 days after such date, the Company shall deliver to the Participant, or his or her personal representative, a like number of shares of Common Stock, par value $0.01 per share, of the Company, or in the Company’s discretion, an amount in cash equal to the aggregate Fair Market Value of a like number of shares of Common Stock on the date of settlement, in each case subject to applicable withholding. If the Participant is a resident of or employed in a country other than the United States at the time of settlement, such RSUs shall be settled in cash equal to the aggregate Fair Market Value of a like number of shares of Common Stock on the date of settlement, subject to applicable withholding.
2.	Forfeiture of Award.
(a)	Termination of Employment Generally. Except as otherwise determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion or as explicitly set forth herein, the unvested Award (including any Dividend Equivalents) shall be forfeited without consideration to the Participant effective upon the date of the Participant’s termination of employment with the Company or an Affiliate for any reason at any time prior to the expiration of the Restricted Period (and the Participant shall forfeit any rights to receive shares of Common Stock or cash in respect of the Award).

Unless the Company provides otherwise in writing to the Participant, the Participant’s employment will be considered terminated as of the date the Participant ceases to actively provide services to the Company or any Affiliate (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed). Any right to vest in the Award will terminate as of the date described in the previous sentence and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable law).

(b)	Termination of Employment after First Anniversary of Grant Date Due to Retirement. In the event that, after the first anniversary of the Grant Date, the Participant’s employment with the Company or an Affiliate is terminated due to “retirement” (defined for purposes of this Agreement as a termination of employment on or after attaining (i) age 65 or (ii) age 55 with 10 credited years of service with the Company or any Affiliate), the Participant shall be entitled to receive a prorated portion of the next scheduled vesting installment of the Award as follows: the number of RSUs equal to: (a) a fraction of the RSUs granted hereunder (1) the numerator of which shall be the number of months completed from the Grant Date through the Participant’s last day of active employment; and (2) the denominator of which shall be the total number of months from the Grant Date through the final scheduled vesting date; minus (b) the number of RSUs for which the Restricted Period had lapsed prior to termination of employment. Any Shares represented by the Award that vest under this Section 2(b) shall settle in accordance with the original schedule set forth in Section 1(d) of this Agreement (as if such termination of employment did not occur). For the avoidance of doubt, if the Participant’s employment is terminated prior to the first anniversary of the Grant Date for any reason other than death or Disability, the Award and any rights to receive shares of Common Stock, cash and Dividend Equivalents with respect thereto, will be forfeited without consideration.
2

(c)	Termination of Employment Due to Death or Disability. In the event that, after the Grant Date, the Participant’s employment with the Company or an Affiliate is terminated due to death or Disability (as defined in the Plan) the Restricted Period for any unvested portion of the Award shall lapse immediately. Any Shares represented by the Award that vest under this Section 2(c) shall settle in accordance with the original schedule set forth in Section 1(d) of this Agreement (as if such termination of employment did not occur).
3.	Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
4.	Compliance with Legal Requirements. The granting and delivery of the Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required by applicable law, rules or regulations.

If the Participant is a resident of or employed in a country that is a member of the European Union, the grant of the Award and this Agreement are intended to comply with the applicable age discrimination provisions of the EU Equal Treatment Framework Directive, as may be implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company and the Participant agree that the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under local law.

5.	Transferability. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.
6.	Dividend Equivalents. For Participants whose home country is the United States, each RSU granted hereunder shall entitle the Participant to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) in cash as of the date of payment (“Dividend Equivalents”), which accumulated Dividend Equivalents (without interest) shall be payable at the same time as the underlying RSUs are settled following the release of restrictions on such RSUs, and if such RSUs are forfeited, the Participant shall have no right to such Dividend Equivalent payments.
3

7.	No Rights as a Stockholder. The Participant shall not have any rights as a stockholder of the Company, including voting rights, with respect to any shares of Common Stock corresponding to the RSUs granted hereby unless and until shares of Common Stock are issued to the Participant in respect thereof.
8.	Restrictive Covenants; Mutual Arbitration; Clawback.
(a)	Restrictive Covenants; Mutual Arbitration. For Participants whose home country is the United States, the effectiveness of the Award granted hereunder is conditioned upon the Participant’s agreement to: (i) this Agreement; (ii) the Restrictive Covenant Agreement furnished herewith and which includes, among other provisions, certain non-competition, non-solicitation and non-disclosure covenants; and (iii) the Company’s Mutual Arbitration Agreement without opting out of same. If such Participant does not agree (whether electronically or otherwise) to this Agreement, the Restrictive Covenant Agreement, and the Mutual Arbitration Agreement within ninety (90) days from the date of the Award, the Award shall be terminable by the Company. For such Participants, continued effectiveness of the Award granted hereunder is further conditioned upon the continued effectiveness of the Mutual Arbitration Agreement between such Participant and the Company through the date of settlement.
(b)	Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, to the extent permitted under applicable law, the Award may be forfeited without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement between the Participant and the Company or any Affiliate. If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the RSUs (which gain shall be deemed to be an amount equal to the Fair Market Value, on the applicable date of distribution, of the gross number of shares of Common Stock delivered to the Participant, if any, plus the gross amount of any cash paid to the Participant, upon settlement of the RSUs, if any), and repay such gain to the Company. The Award, and all incentive based compensation payable pursuant to the Award, shall be subject to (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the U.S. Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.
4

9.	Acknowledgements and Agreements. The Participant agrees, accepts and acknowledges the following:
(a)	THE AWARD AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR ANY PERIOD, AND WILL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
(b)	The delivery of the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s shareholders may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. To the extent applicable, all references to signatures in this Agreement may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and the Participant’s electronic signature shall be the same as, and shall have the same force and effect as, the Participant’s written signature. By electronically accepting this Agreement, the Participant agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
(c)	The Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(d)	The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of an award, even if an award has been granted in the past. Except where provided otherwise by applicable law, nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever. Although over the course of employment terms and conditions of employment may change, the at-will term of employment will not change.
5

(e)	All decisions regarding future Awards, if any, will be at the sole discretion of the Company.
(f)	The Award is not intended to replace any pension rights or compensation.
(g)	The Award and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
(h)	Neither the Company nor any Affiliate will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award.
(i)	Except if the Participant resides or is employed in the United States of America, (i) the grant of the Award is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different) and (ii) the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
10.	Miscellaneous.
(a)	Appendix. If applicable, the Award is subject to any special terms and conditions for the country set forth in the Appendix. If the Participant relocates to another country, the special terms and conditions for that country (if any) will apply to the Participant to the extent the Company determines that applying such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan.
(b)	Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
(c)	Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(d)	Data Privacy.
6

(i)	The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company or any Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(ii)	The Participant understands that the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company or any Affiliate, details of the Award or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (collectively “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(iii)	The Participant understands that Data will be transferred to the Company, its Affiliates, advisors, or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s engagement as an employee and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant any Award or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
7

(e)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(f)	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(g)	Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, that neither this Agreement nor the Plan shall supersede any portion of any severance plan adopted by the Board from time to time in which the Participant is eligible for severance benefits that provides for vesting or continued survival of equity awards upon a severance-eligible termination of employment that is more favorable than as set forth herein or in the Plan. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.
(h)	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
(i)	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

Participants whose home country is not the United States are subject to the additional terms and conditions set forth in the Appendix to this Agreement, as applicable to the Participant’s country. Participants whose home country is not the United States should review the Appendix to this Agreement carefully.

8

By accepting this Agreement through the online acceptance tool on Fidelity Stock Plan Services’ website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan.

9

APPENDIX

In addition to the terms of the CDK Global Inc. 2014 Omnibus Award Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”), this Appendix includes additional terms and conditions that govern the Awards granted to the Participant if he or she resides in one of the countries listed below. Except as may otherwise be defined below, all defined terms contained in this Appendix shall have the same meaning set forth in the Plan and the Agreement. To the extent that the Participant relocates his or her residency and/or employment to another country, the additional terms and conditions as set forth in the appendix for such country (if any) shall also apply to the Award to the extent that the Company determines, in its sole discretion, that the application of such appendix is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional special terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

The Participant’s country of residence may have certain foreign asset and/or account reporting requirements, which may affect the Participant’s ability to acquire or hold cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country of residence. Participants may be required to report such accounts, assets or transactions to the tax or other authorities in their country. Each Participant is responsible for ensuring his or her compliance with such regulations, and Participants should discuss this matter with their personal legal and/or tax advisor.

The Participant understands that the Company is under no obligation to seek approval or clearance from any governmental authority for the grant of the Award and/or any payment pursuant to the Award. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent to the extent necessary to comply with laws applicable to the Award.

The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, the Participant agrees, if requested by the Company, to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In furtherance and not in limitation of the foregoing, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or (ii) withholding from the payment to be made to the Participant upon vesting or settlement, as the Company may determine, of the Award. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates.

The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make a payment pursuant to this Agreement if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

A-2

Belgium

Tax Reporting Notification; Foreign Asset/Account Reporting Information.  The Participant is required to report any taxable income attributable to the Award on the Participant’s annual tax return. The Participant is also required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, Participants may also be required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which such account was opened). This report, as well as information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-3

Canada

Forfeiture. The last sentence of Section 1(d) (Terms and Conditions - Payment) of the Agreement is amended and restated in its entirety to read as follows:

Any right to vest and receive the Award, will terminate effective as of the date that is the earlier of: (i) the date the Participant receives notice of termination of employment from the Company or the Participant’s employer or (ii) the date the Participant is no longer actively employed by the Company or the Participant’s employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). The Participant’s right, if any, to receive a cash payment in settlement of the Award after termination of employment will be measured by the date of termination of the Participant’s active employment and will not be extended by any notice period mandated under local law.

The following provisions apply if the Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention [“Award Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy Notice and Consent. This provision supplements Section 10(d) (Data Privacy) of the Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Affiliate and the Committee to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s employee file.

A-4

China

Form and Timing of Payment. The following provision supplements Section 1(c) (Terms and Conditions - Payment) of the Agreement.

Any cash payment received upon settlement of the RSUs will be paid to the Participant through local payroll in China. In no event will payments under the Plan be made to the Participant into an account outside of China.

A-5

Denmark

Danish Stock Option Act. In accepting the Award, the Participant acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. To the extent more favorable to the Participant and required to comply with the Stock Option Act, the terms set forth in the Employer Statement will apply to the Participant’s participation in the Plan.

Foreign Asset/Account Reporting Information.  If the Participant establishes an account holding cash outside of Denmark, the Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (These obligations are separate from and in addition to the obligations described below.)

Tax Reporting Information.  If the Participant opens a brokerage or bank account with a U.S. bank, the account will be treated as a “deposit account” because cash can be held in the account. Therefore, the Participant also must file a Form K (Erklaering K) with the Danish Tax Administration. Both the Participant and the broker/bank must sign the Form K, unless an exemption from the broker/bank signature requirement is obtained from the Danish Tax Administration. It is possible to seek an exemption on the Form K, which the Participant should do at the time he or she submits the Form K. By signing the Form K, the Participant and the broker or bank undertake an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account as part of the Participant’s annual income tax return. By signing the Form K, the Participant authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-6

Finland

There are no country-specific provisions.

A-7

France

Language Consent. By accepting the grant, the Participant confirms having read and fully understood the Plan and the Agreement which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Tax Reporting Information. If the Participant holds Common Stock of the Company outside of France or maintains a foreign bank account, the Participant is required to report such to the French tax authorities when filing his or her annual tax return. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-8

Germany

Exchange Control Information. If the Participant remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that the Participant makes or receives a payment in excess of this amount, the Participant is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-9

India

Exchange Control Information. The Participant understands and agrees that he or she must repatriate any proceeds from cash settlement of the Award to India and convert the proceeds into local currency within 90 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or his or her employer requests proof of repatriation. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

Tax Information. To determine the Tax-Related Items, the Company or the Participant’s Indian employer must obtain a valuation from a Merchant Banker in India. Neither the Company nor the Indian employer is under any obligation to obtain a valuation at a particular price nor are they required to obtain a valuation more frequently than every 180 days.

Foreign Asset/Account Reporting Information. Participants are required to declare foreign bank accounts and any foreign financial assets in the Participant’s annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and you should consult your personal tax advisor in this regard.

A-10

Ireland

There are no country-specific provisions.

A-11

Italy

Authorization to Release and Transfer Necessary Personal Information. This provision replaces in its entirety Section 10(d) (Data Privacy) of the Agreement:

The Participant understands that his or her employer (the “Employer”) and/or the Company may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all RSUs granted or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant is aware that providing the Company with his or her Data is necessary for the performance of this Agreement and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect his or her ability to participate in the Plan.

The Controller of personal data processing is CDK Global Italia s.r.l, and, pursuant to D.lgs 196/2003, its representative in Italy is with registered offices at Via Julia, 39 35010 Vigonza (PD) - Italy. The Participant understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. The Participant further understands that the Data may be transferred among the Company or any of its Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom cash acquired pursuant to the vesting of the Award may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The processing activity, including the transfer of the Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. The Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

The Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that pursuant to art. 7 of D.Igs 196/2003, he or she has the right, including but not limited to, access, delete, update, request the rectification of his or her Data and cease, for legitimate reasons, the Data processing. Furthermore, the Participant is aware that his or her Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Via Julia, 39 35010 Vigonza (PD) - Italy.

A-12

Plan Document Acknowledgment. In accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. The Participant further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Agreement: Vesting, Forfeiture, Tax Withholding, Acknowledgement and Agreements, Data Privacy (replaced by the data privacy provision above), and Governing Law.

Exchange Control Information. The Participant is required to report in his or her annual tax return: (a) transfers of cash or shares to or from Italy; and (b) foreign investments or investments held outside of Italy, if the investment may give rise to income in Italy. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-13

Japan

Offshore Assets Reporting. The Participant is required to report details of any assets held outside of Japan as of December 31st (including but not limited to any Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report is due by March 15th each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of any outstanding Common Stock held by the Participant in the report.

A-14

Netherlands

Waiver of Termination Rights. As a condition to the grant of the Award, the Participant hereby waives any and all rights to compensation or damages as a result of the termination of the Participant’s employment with the Company for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Participant ceasing to have rights under or ceasing to be entitled to any RSUs or awards under the Plan as a result of such termination.

A-15

Singapore

1.	Sale Restriction. The Participant agrees that any Common Stock issued to him or her upon vesting and settlement of the Award will not be offered for sale or sold in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA” ).
2.	Securities Law Information. The grant of the Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA, and is not made with a view to the RSUs being subsequently offered for sale to any other party. The Plan has not and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
3.	Director Notification Obligation. If the Participant is a director, associate director or shadow director of a Singapore Subsidiary, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary, in writing, when the Participant receives an interest (e.g., Common Stock) in the Company or one of its Subsidiaries. In addition, the Participant must notify the Singapore Subsidiary when the Participant sells Commons Stock (including when the Participant sells Common Stock acquired through the settlement the RSUs). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or one of its Subsidiaries. In addition, a notification must be made of the Participant’s interests in the Company or one of its Subsidiaries within two business days of becoming a director.

A-16

South Africa

Tax Withholding. By accepting the Award, the Participant agrees that, immediately upon the vesting of the Award, he or she will notify the Company of the amount of any gain realized. If the Participant fails to advise the Company of the gain realized upon vesting, he or she may be liable for any applicable fines and penalties. The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information. Because no transfer of funds from South Africa is required under the Award, no filing or reporting requirements should apply when the Award is granted or when the Award vests. However, because the exchange control regulations are subject to change, the Participant should consult his or her personal advisor prior to vesting and settlement of the Award to ensure compliance with current regulations. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-17

Spain

Nature of Grant. In accepting the Award, the Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant the Award under the Plan to individuals who may be employees of the Company or one of its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate, other than to the extent set forth in the Agreement. Consequently, the Participant understands that the grant of the Award is made on the assumption and condition that the Award is not part of any employment contract (either with the Company or any Affiliate), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands that the grant of the Award would not be made but for the assumptions and conditions referred to above; thus, he or she acknowledges and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Award shall be null and void.

Further, the vesting of the PSUs is expressly conditioned on the Participant’s continued and active rendering of service, such that if the Participant’s employment terminates for any reason whatsoever, the Units may cease vesting immediately, in whole or in part, effective on the date of the Participant’s termination of employment (unless otherwise specifically provided in Section 1 of the Agreement). This will be the case, for example, even if (i) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (ii) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) the Participant terminates service due to a change of work location, duties or any other employment or contractual condition; (iv) the Participant terminate services due to a unilateral breach of contract by the Company or an Affiliate; or (v) the Participant’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Participant’s employment for any of the above reasons, the Participant may automatically lose any rights to Units that were not vested on the date of the Participant’s termination of employment, as described in the Plan and the Agreement.

The Participant acknowledges that he or she has read and specifically accepts the conditions referred to in Section 1 of the Agreement.

Tax Reporting Obligation for Assets Held Abroad. Individuals in Spain are required to report assets and right located outside of Spain (which would include any funds held in a U.S. brokerage account) on Form 720 by March 31st after each calendar year. A report is not required if the value of assets held outside of Spain is EUR 50,000 or less or, after such accounts are initially reported, if the assets held outside of Spain have not increased by more than EUR 20,000 compared to the previous year. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-18

Exchange Control Information. The Participant must declare the acquisition of stock in a foreign company to the Dirección General de Política Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. He or she must also declare ownership of any stock in a foreign company with the Directorate of Foreign Transactions each January while the stock is owned. In addition, if the Participant wishes to import the share certificates into Spain, he or she must declare the importation of such securities to the DGPCIE. The Participant should consult with his or her personal advisor for additional information regarding compliance with current regulations.

A-19

United Kingdom

Securities Disclaimer. Neither the Agreement nor the Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Award is exclusively available in the UK to bona fide employees and former employees.

Tax Reporting and Payment Liability. The Participant agrees that the Company or an Affiliate may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from relevant U.K. tax authorities. If payment or withholding of any income tax liability arising in connection with the Participant’s participation in the Plan is not made by the Participant to the Company within ninety (90) days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the Participant understands and agrees that the amount of any uncollected income tax will constitute a loan owed by the Participant to the Company, effective on the Due Date. The Participant understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable by the Participant, and the Company and/or an Affiliate may recover it at any time thereafter by any of the means referred to in the Plan and/or this Agreement. Notwithstanding the foregoing, the Participant understands and agrees that if he or she is a director or an executive officer of the Company, he or she will not be eligible for such a loan to cover the income tax liability. In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the Participant understands that the amount of any uncollected income tax will constitute an additional benefit to the Participant on which additional income tax and National Insurance Contributions will be payable. The Participant understands and agrees that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or any Affiliate (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 national insurance contributions due on this additional benefit which the Company or any Affiliate may recover from the Participant by any of the means referred to in the Plan and/or this Agreement.

Joint Election. Tax-Related Items shall include Primary and to the extent legally possible Secondary Class 1 National Insurance Contributions.

As a necessary condition of participation in the Plan, the Participant agrees to accept any liability for all secondary Class 1 National Insurance Contributions which may be payable by the Company and/or any Affiliate employing or retaining the Participant in connection with the Award and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Participant agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the entirety of Employer’s NICs to the employee. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or any Affiliate employing or retaining the Participant. The Participant further agrees that the Company and/or any Affiliate employing or retaining the Participant may collect the Employer’s NICs from him or her by any of the means set forth herein.

A-20

If the Participant does not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by the Participant and the Company or any Affiliate employing or retaining the Participant, as applicable, the Company, in its sole discretion and without any liability to the Company or any Affiliate employing or retaining the Participant, may choose not to issue or deliver any amounts due to the Participant upon vesting of the Award.

A-21

FORM OF
JOINT ELECTION FOR THE TRANSFER OF EMPLOYER’S NATIONAL
INSURANCE CONTRIBUTIONS TO THE EMPLOYEE

1.	Between

[____________] (‘the Secondary Contributor’ who is the employer), whose Registered Office is at [____________] and registered number is [            ], and

            , ‘the Employee’, whose National Insurance number is [            ].

2.	Purpose and scope of election

(a) This election covers

(Delete as appropriate*)

•	grant of employment related securities options* and/ or
•	the award of employment related restricted securities*

under [enter names of all Schemes/Plans/Individual awards or grants that may be used]

•	Plan: CDK Global, Inc. 2014 Omnibus Award Plan (as amended and restated from time to time)*

(Delete as appropriate*)

•	on [DD/MM/YYYY]* or
•	between [DD/MM/YYYY]* and [DD/MM/YYYY]* or
•	on or after [DD/MM/YYYY]*

(b) This joint election is made in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (‘SSCBA 1992’).

(c) The Company requests the Employee to enter into this joint election to transfer the liability for the secondary contributor’s National Insurance contributions (NICs) that arise on any relevant employment income covered by this election from the secondary contributor to the Employee.

(d) The employer’s National Insurance liability that shall transfer from the employer to the Employee under this joint election is

(Delete as appropriate*)

A-22

•	the whole of the secondary liability or
•	[ %] of the secondary liability or
•	the secondary liability on gains in excess of [£ ]

Relevant employment income from securities and options specified in 2(a) on which employer’s NICs becomes due is defined as:

i. an amount that counts as employment income of the earner under section 426 of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA 2003) (restricted securities: charge on certain post-acquisition events),

ii. an amount that counts as employment income of the earner under section 438 of that Act (convertible securities: charge on certain post-acquisition events), or

iii. any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

(e) This joint election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

(f) This election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA 1992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.	Arrangements for payment of secondary NICs

(a) In signing this joint-election the Employee authorises the Company, or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s NICs transferred under this election in accordance with the arrangements summarised below [and further detailed in the attached scheme/plan/personal arrangement], [delete where necessary].

•	A deduction from salary or other payments due.
•	The delivery in cleared funds from the Employee in sufficient time to enable the Company to make payment to HM Revenue & Customs (HMRC).
•	The sale of sufficient shares acquired from the Employee’s securities option following notification to the Company Secretary/Scheme Administrator (delete as necessary or add other party if applicable), the proceeds of which must be delivered to the Company in sufficient time for payment to be made to HMRC by the due date.
•	A deduction from any cash payment, treated as Relevant Employment Income, given to the Employee.
•	Where the proceeds of the gain are to be made through a third party, the Employee will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable the Company to make payment to HMRC by the due date.

A-23

(b) The Company and the Employee will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises – the due date.

The Employee understands that in making this election he or she will be personally liable for the secondary NICs covered by this election.

4.	Duration of this election

(a) This joint election shall continue in force from the time it is made until whichever of the following first takes place:

•	The Company gives notice to the Employee terminating the joint election
•	it is cancelled jointly by the Company and the Employee
•	it ceases to have effect in accordance with the terms of the joint election
•	HMRC serves notice on the Company that the approval of the joint election has been withdrawn

(b) The terms of this joint election will continue in full force regardless of whether the Employee ceases to be an employee of the Company.

5.	Declaration

In signing this joint election both the Company and the Employee agree to be bound by its terms as stated above.

Signature of Employee	Date / /

Signature for the Company	Date / /

Position in Company

A-24